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          Exhibit 11.1

                      VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                         (companies in the development stage)

                    STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                       (in thousands, except per share amounts)
                                        _____

                                         Three Months Ended
                                        -------------------
                                        June 30,   June 25,
                                          1996       1995
                                        --------   --------
        Actual weighted average shares
         of common stock outstanding      21,669     20,116
         for the period

        Net loss for period              $(3,194)   $(3,143)

        Net loss per share for period    $ (0.15)   $ (0.16)

Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.